Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the shares of Common Stock, $0.001 par value per share, of Orion Properties Inc., a Maryland corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Kawa Capital Management, Inc

By:	/s/ Daniel Ades
Daniel Ades, Director
Date:	11/13/2026

Daniel Ades

By:	/s/ Daniel Ades
Daniel Ades
Date:	11/13/2026